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                           NeoMedia Technologies, Inc.

                                  Exhibit 01.1



For Immediate Release
---------------------

Press Contacts:       Chuck Jensen                       David A. Kaminer
---------------       NeoMedia Technologies, Inc.        The Kaminer Group
                      +(941) 337-3434                    +(914) 684-1934
                      cjensen@neom.com                   dkaminer@kamgrp.com
                      ----------------                   -------------------

            NeoMedia Technologies, Inc., Announces Warrant Repricing

FORT MYERS, FL, March 21, 2002 - NeoMedia Technologies, Inc. (NASDAQ: NEOM), an international leader in print-to-Internet technology, today announced that it is instituting a warrant repricing program.

         NeoMedia said that for a period of six months, the exercise price of approximately 1.3 million warrants will be restated to the greater of i.) $0.12, or ii.) 50% of the last sale price of the Company's common stock on the NASDAQ stock market on the trading date immediately preceding the date of exercise. All holders of registered warrants are allowed to participate in the program.

         Charles W. Fritz, the chairman and CEO of NeoMedia, said the repricing program will "increase the float in the common shares of NeoMedia as well as decrease overhang and provide low-cost funding."

About NeoMedia Technologies
---------------------------
NeoMedia Technologies, Inc. (www.neom.com) develops technologies that link physical information and objects to the Internet, marketing services under the PaperClick(TM) trademark. In addition, NeoMedia's Systems Integration Group specializes in Open & Storage System solutions and automating print production operations.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a trademark of NeoMedia Technologies, Inc.


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